Exhibit 10.1

185 Berry Street

Suite 400

San Francisco, CA 94107

March 27, 2023

Re:	EMPLOYMENT AGREEMENT

Dear David Risher:

The Board of Directors (the “Board”) of Lyft, Inc., a Delaware corporation (“Lyft” or the “Company”), is very pleased to offer you the position of President and Chief Executive Officer (“CEO”) of the Company. The Board believes that you are uniquely qualified to be the Company’s next leader and we are delighted that you have agreed to accept this role. Your employment with the Company will be governed by the terms and conditions of this letter agreement, including the attachments hereto (collectively, this “Agreement”):

1.	Duties and Scope of Employment.

(a) Position. As CEO, you will have such duties, responsibilities and authority as is customary for persons situated in similar executive capacities and as may from time to time reasonably be assigned to you by the Board. Your principal work location will be the Company’s headquarters office in San Francisco, California, subject to required business travel. You will be nominated for reelection as a member of the Board at the Company’s 2023 annual meeting of stockholders, so long as you continue to serve as the CEO through that date. In addition, while you continue to serve as CEO, the Board and/or the Nominating and Corporate Governance Committee of the Board will nominate you for reelection to the Board at each subsequent annual meeting at which your term on the Board is scheduled to expire and that occurs while you are CEO, but subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed). If your position as CEO is terminated for any reason, you automatically will be deemed to have resigned from the Board and all positions that you hold with the Company and its affiliates, unless requested otherwise in writing by the Board. You will cooperate with the Company in documenting such resignation(s) and will promptly complete and return to the Company all documents reasonably specified by the Company for such purpose.

(b) Obligations to the Company. During the term of your employment with the Company (your “Employment”), you will devote your full business efforts and time to the Company. Except as provided in the following sentence, during your Employment, you agree that you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your Employment, nor will you engage in any other activities that conflict with your obligations to the Company. Notwithstanding the preceding, you may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior approval by the Board, serve on the board of directors (and any committees thereof) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere materially with the performance of your duties or obligations to the Company. For the avoidance of doubt, you shall be permitted to continue service on the board of directors of Worldreader.org (“Worldreader”), including as president and as an advisor and funder to #HalfMyDAF, so long as such service does not materially conflict or interfere with your Employment. You will comply with the Company’s policies and rules, including those policies located in the Company’s Team Member Handbook (and applicable State Supplement) and in the Company’s Code of Business Conduct and Ethics, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. You will commence full-time Employment as CEO as soon as reasonably practicable and in no event later than April 17, 2023 (the date you commence Employment, being your “Start Date”). Until June 30, 2023, your title will be Chief Executive Officer of the Company and effective July 1, 2023, you also will be President of the Company.

(e) Term of Agreement. Unless sooner terminated as provided herein, the term of this Agreement shall commence on the date on which this Agreement becomes effective and shall continue for an initial term of four (4) years (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement will automatically renew for successive terms each consisting of twelve (12) months (each, a “Renewal Term”), unless any party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal, in which case the Agreement will expire at the end of the Initial Term or Renewal Term, as applicable. Non-renewal at the end of the Initial Term or a Renewal Term will not create an entitlement to the severance described in Section 2(g) of this Agreement.

2.	Cash and Other Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $725,000. The Company reserves the right to modify your base salary with advance notice in a manner comparable to other Company officers. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices. Your base salary shall be payable in accordance with the Company’s standard payroll procedures. The annual base salary specified in this subsection, together with any modifications, is referred to in this Agreement as “Base Salary.”

(b) Non-Employee Director Cash Retainer. Pursuant to the terms of the Company’s Outside Director Compensation Policy (the “Director Compensation Policy”), you will receive a pro-rated cash payment of the quarterly cash retainer payable to you under the Director Compensation Policy, payable in consideration of your service as a non-employee member of the Board prior to the Start Date. You will not receive additional cash compensation under the Director Compensation Policy following the Start Date.

(c) Annual Bonus. You will be eligible for a target annual cash bonus opportunity equal to one hundred percent (100%) of your annual Base Salary for each fiscal year that you are employed by the Company, provided that your annual cash bonus for the Company’s 2023 fiscal year (the “Fiscal 2023 Bonus”) will be $1,000,000. It is the Company’s understanding that you intend to donate the Fiscal 2023 Bonus to Worldreader upon your receipt of the Fiscal 2023 Bonus. The Fiscal 2023 Bonus will be paid during the Company’s 2024 fiscal year on or prior to March 15, 2024, subject to your continued Employment as CEO of the Company through the date of payment, provided, however, that if you experience an Involuntary Termination (as defined below) before the Fiscal 2023 Bonus is paid, you shall be entitled to receive the Fiscal 2023 Bonus regardless of the fact that you are not an employee of the Company as of the payment date of the Fiscal 2023 Bonus. Any annual bonus (other than the Fiscal 2023 Bonus) will be subject to performance and other criteria established by the Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion, and subject to your continued Employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions of any bonus plan adopted by the Company may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.

(d) Signing Bonus. On a Company payroll date occurring within thirty (30) days following your commencement of Employment with the Company, you will receive a one-time signing bonus of $3,250,000 (the “Signing Bonus”), less applicable payroll withholdings and deductions. It is the Company’s understanding that you intend to donate $3,000,000 of the Signing Bonus to Worldreader upon receipt of the Signing Bonus. Notwithstanding the foregoing, if your Employment (as defined below) with the Company is (A) terminated voluntarily by you other than for Good Reason (as defined below), (B) terminated as a result of your death or Disability (as defined in Section 2.10 of the Policy), or (C) terminated by the Company for Cause (as defined in Section 2.3 of the Policy), in any case, prior to the first anniversary of your Start Date, you will be required to repay a pro rata portion (based upon the number of months actually worked by you) of the gross amount of the Signing Bonus to the Company within ninety (90) days of the end of your Employment. For the purposes of this subsection, the pro rata portion of the Signing Bonus that you will be required to repay will be equal to (i) twelve (12) minus the number of full months you worked prior to your termination, divided by twelve (12), multiplied by (ii) the gross amount of your Signing Bonus.

(e) Equity Compensation.

(1) Performance-Based Grant. Subject to approval by the Committee, the Company will grant you performance-based restricted stock units covering 12,250,000 shares of the Company’s Class A Common Stock (the “PSUs”). Such PSUs will vest based on your continuous Employment as the Company’s CEO as well as the extent of achievement of performance goals approved by the Committee. Subject to the approval by the Committee, such performance goals will relate to achievement of specified levels of stock prices of Lyft’s Class A Common Stock. The PSUs will be granted no later than the Start Date.

(2) Additional Grants. You will not be eligible for additional equity award grants until following the expiration of the Initial Term. Following the expiration of the Initial Term, you will be eligible to be considered for additional grants based on your continued Employment in good standing with the Company, and at the sole discretion of the Committee.

(3) Other Grant Terms. Any grants described above in this subsection (e) the Company awards to you will be subject to all of the terms and conditions of the Company’s 2019 Equity Incentive Plan (as may be amended by the Committee, or any successor plan thereto or other Company equity incentive plan) and the applicable form(s) of award agreement approved by the Committee (collectively, the “Equity Agreements”). Equity awards granted to you in respect of your service as a non-employee member of the Board prior to the Start Date will continue to vest and be settled as provided in the applicable Equity Agreements. No right to any stock is earned or accrued until such time that the award vests, and the grant does not confer any right to continued vesting or Employment.

(f) PTO and Employee Benefits. You will be an exempt team member at Lyft. Exempt team members are provided with unlimited Paid Time Off (“PTO”). This means the Company will not track the amount of time you take off, and you can take as much time as you need, subject to any appropriate approval, as long as doing so does not interfere with your work. During your Employment, you will be eligible to participate in the same employee benefit plans as other U.S.-based senior executives of Lyft, on terms no less favorable than those provided to any other senior executive of Lyft. During your Employment, you will receive indemnification and liability insurance coverage on terms no less favorable than the coverage provided to any other senior executive of Lyft or member of the Board (which indemnification and liability insurance coverage will continue post-Employment on the same terms provided to other former senior executives and former members of the Board). The Company will engage a third party security consultant to assess your security situation as CEO. The results and recommendations arising from such security assessment will be presented to the Board, or a committee of the Board, for consideration. Any action taken with respect to or as a result of such security assessment shall be determined in good faith by the Board, or a committee of the Board, in its discretion. The Company, in its discretion, may amend or terminate the programs and arrangements described in this Section 2(f) from time to time.

(g) Severance and Change in Control Benefits. You will be eligible to participate in the Company’s Executive Change in Control and Severance Plan (the “Policy”), attached as Attachment A to this Agreement based on your senior position within the Company. As a participant in the Policy, you will be eligible to receive severance payments and benefits upon certain qualifying terminations of your Employment as set forth in Attachment A of this Agreement (the “Participation Terms”), subject to the terms and conditions of the Policy. By signing this Agreement, you agree that this Agreement, the Policy (as it may be amended or terminated from time to time in accordance with its terms), and the Participation Terms constitute the entire agreement between you and the Company regarding the subject matter of this paragraph and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied).

Pursuant and subject to the Policy and Participation Terms, if, during the period beginning on the date that is three (3) months prior to a Change in Control (as defined in Section 2.4 of the Policy) and ending on the date that is twelve (12) months following a Change in Control (the “Change in Control Period”), either (a) you terminate your Employment with the Company (or any parent or subsidiary of the Company) for Good Reason (as defined in Section 2.14 of the Policy, provided that Section 2.14(c) of the Policy also shall apply outside of a Change in Control Period), or (b) the Company (or any parent or subsidiary of the Company) terminates your Employment for a reason other than (x) Cause (as defined in Section 2.3 of the Policy), or (y) your death or Disability (as defined in Section 2.10 of the Policy) (in either case, an “Involuntary Termination”), you will become eligible to receive the following severance payments and benefits (subject to all of the terms and conditions of the Policy):

•	a lump sum payment equal to eighteen (18) months of Base Salary;

•	a lump sum payment equal to one hundred and fifty percent (150%) of your target annual bonus for the year of termination;

•	any earned but unpaid bonus for the year prior to the year of termination;

•

(a) one hundred percent (100%) acceleration of unvested time-based equity awards (including performance-based awards for which the applicable goals were achieved prior to termination, but excluding performance-based awards for which the applicable goals have not been satisfied), and (b) (i) with respect to any performance-based award (other than the PSUs) for which the applicable goals have not yet been satisfied, if such performance goals are certified as achieved (based on actual performance), you will vest in a portion of such performance-based award equal to the product of (x)(A) the total number of days from the beginning of the applicable performance period through the date of your Involuntary Termination, divided by (B) the total number of days in such performance period, multiplied by (y) the portion of such performance-based award for which the applicable performance goals are certified as achieved (based on actual performance), and (ii) for the PSUs only, if the termination of Employment is within three (3) months before the Change in Control and the performance goals would have been satisfied in the Change in Control, you will be given credit for the achievement of such performance goals as if you had remained employed through the Change in Control; and

•

continued Company-paid healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s health plan for you and your eligible dependents for eighteen (18) months (or, if the Company determines it advisable for legal (e.g., health care nondiscrimination or compliance) reasons, a cash lump sum equal to eighteen (18) months of COBRA premiums).

If you experience an Involuntary Termination outside of the Change in Control Period, you will, instead, become eligible to receive the following severance payments and benefits:

•	a lump sum payment equal to twelve (12) months of Base Salary;

•	a lump sum payment equal to one hundred percent (100%) of your target annual bonus for the year of termination of Employment;

•	any earned but unpaid bonus for the year prior to the year of termination;

•

twelve (12) months of accelerated vesting for all unvested time-based equity awards (including performance-based awards for which the applicable goals were achieved prior to termination, but excluding performance-based awards for which the applicable goals have not been satisfied), and with respect to any performance-based award (including the PSUs) for which the applicable goals have not yet been satisfied, if such performance goals are achieved within two (2) months after the termination, you will be given credit for the achievement of such performance goals and any shares will vest as provided in the applicable award agreement (and applying the twelve (12) months of vesting provided above in this paragraph, if applicable); and

•

continued Company-paid COBRA coverage under the Company’s health plan for you and your eligible dependents for twelve (12) months (or, if the Company determines it advisable for legal (e.g., health care nondiscrimination or compliance) reasons, a cash lump sum equal to twelve (12) months of COBRA premiums).

All severance payments and benefits under the Policy are subject to your timely execution and non-revocation of a release of claims in favor of the Company and your compliance with certain restrictive covenants, all as set forth in the Policy.

3.       Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, as provided in the Company’s generally applicable policies from time to time and on terms no less favorable than provided to other senior executives of the Company. The Company also will directly pay or reimburse you for up to $25,000 of your reasonable attorneys’ fees incurred in connection with the review and finalization of this Agreement, which payment or reimbursement will occur following your Start Date (but within 2023) and subject to your providing reasonable documentation of the expenses.

4.	Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement approved by the Board and signed by you and an authorized officer or director of the Company (other than you).

(b) Rights Upon Termination. Except in accordance with the Policy, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

5.	Pre-Employment Conditions.

(a) Confidentiality Agreement. Your acceptance of this Agreement and commencement of Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Invention Assignment and Confidentiality Agreement, a copy of which is Attachment B of this Agreement for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

(b) Arbitration Terms. Your acceptance of this Agreement and commencement of Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Arbitration Agreement, a copy of which is attached as Attachment C of this Agreement for your review and execution (the “Arbitration Agreement”) at the time you execute this Agreement.

(c) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our Employment relationship with you may be terminated.

(d) Verification of Information. This offer of Employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a comprehensive background check performed by the Company to confirm your suitability for Employment as Chief Executive Officer. By accepting this offer of Employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

6.	Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b) Your Successors. None of your rights to receive any compensation and benefits under this Agreement may be assigned or transferred except (following your death) by will or the laws of descent and distribution.

7.	Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when sent by a prominent U.S.-based delivery service with proof of delivery or signature of receipt. In your case, written notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is approved by the Board and agreed to in writing and signed by you and by an authorized officer of the Company or Board member (in any case, other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement, the Policy, the Participation Terms, the Confidentiality Agreement, the Arbitration Agreement, and the Equity Agreements contain the entire understanding of the parties with respect to the subject matter hereof, and they supersede all prior negotiations, representations or agreements between you and the Company, except as specifically noted herein. This Agreement may be modified only in a written document approved by the Board and signed by you and by an authorized officer or director of the Company (other than you). The provisions of this Agreement shall survive the termination of Executive’s Employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

(d) Withholding Taxes. All payments and benefits under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

(e) Section 409A. The Company intends for all payments and benefits under this Agreement to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that you will not be subject to an additional tax under Section 409A on any payments or benefits under this Agreement, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. To the extent necessary to comply with or be exempt from Section 409A, references to the termination of your Employment or similar phrases will mean your “separation from service” within the meaning of Section 409A. In no event will you have discretion to determine the taxable year in which you receive any payments or benefits. Notwithstanding the foregoing, all or a portion of the severance payments and/or benefits will be delayed until the date that is six (6) months and one (1) day following your termination of Employment if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A on any such benefits. Each benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any benefit payable upon a termination of Employment, to the extent necessary to comply with or be exempt from Section 409A, will not be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this Agreement, as applicable. In no event will the Company have any obligation to reimburse or indemnify you or hold you harmless for any taxes imposed or other costs incurred in connection with Section 409A.

(f) Compensation Recoupment. All amounts payable to you as described or referenced in this Agreement will be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law that applies on substantially the same terms to all other U.S.-based executive officers of the Company (except as required by statute or regulation). No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” (or similar concept) or constitute a termination without “Cause” under this Agreement.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to California’s provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time, other than as provided in Section 6(b). The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me, along with a signed and dated original copy of the Participation Agreement, the Confidentiality Agreement and Arbitration Agreement, on or before March 27, 2023.

Very truly yours,

LYFT, INC.

By:	/s/ Sean Aggarwal
Name: Sean Aggarwal

Title: Chair of the Board of Directors

ACCEPTED AND AGREED:

David Risher

/s/ David Risher

March 27, 2023

Attachment A: Executive Change in Control and Severance Plan & Participation Agreement*

Attachment B: Confidentiality Agreement*

Attachment C: Arbitration Agreement*

*	These attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted attachment will be furnished to the SEC upon request.